Exhibit 99.1

FOR IMMEDIATE RELEASE: November 7, 2005	PR05-22
CANYON RESOURCES REPORTS THIRD QUARTER FINANCIAL RESULTS
     Golden, CO—Canyon Resources Corporation (AMEX:CAU), a Colorado-based mining company today announced a third quarter 2005 net loss of $0.6 million or $0.02 per share on revenues of $0.9 million, compared to a net loss of $3.5 million, or $0.12 per share on revenues of $2.3 million for the third quarter of 2004. For the nine months ended September 30, 2005, the Company recorded a net loss of $13.9 million or $0.42 per share, on revenues of $3.1 million, compared to a net loss of $9.7 million, or $0.35 per share, on revenues of $9.8 million for the nine months ended September 30, 2004. The Company had cash and cash equivalents of $4.1 million at September 30, 2005.
     Gold production from the Briggs Mine during the third quarter of 2005 was 2,175 ounces, and sales were 2,048 ounces of gold and 500 ounces of silver at an average price of $446 per equivalent gold ounce. For the comparable period of 2004, gold production was 5,234 ounces and sales were 5,670 ounces of gold and 3,500 ounces of silver at an average price of $402 per equivalent gold ounce. For the nine months ended September 30, 2005, gold production was 7,143 ounces and sales were 7,020 ounces of gold 2,108 ounces of silver at an average realized price of $446 per equivalent gold ounce. For the comparable period of 2004, gold production was 25,467 ounces and sales were 25,015 ounces of gold and 5,700 ounces of silver at an average realized price of $394 per equivalent gold ounce.
     The Briggs Mine thus far in calendar year 2005 has already produced in excess of the 7,500 ounces of gold production planned for 2005 and production rates remain in the range of 20 to 25 ounces per day indicating the potential for extended residual gold leach recovery and production through the first quarter of 2006. The Company is presently evaluating a potential re-start of the Briggs Mine which, if enacted, would require investment in refurbishing existing mobile, crushing and electrical generation equipment, as well as construction of additional heap leach pad capacity. The scope of this project will be defined through a feasibility study should the Company’s previously announced drilling program confirm additional reserves.
     During the quarter, the Company retained Chlumsky Armbrust & Meyer, a Lakewood, Colorado based mining engineering firm, to conduct a pre-feasibility of its Reward Gold Project near Beatty, Nevada. Final results from this study are expected in December 2005. Should those results prove positive, then the Company intends to move rapidly into final feasibility and permitting.
     The Company will be holding a conference call to discuss third quarter results and the status of other corporate activities for all interested parties at 11:00 a.m., EST, Thursday, November 10, 2005. Persons desiring to attend and listen in to the conference call can do so by logging on to www.actioncast.acttel.com, event ID 31315.
     Canyon Resources Corporation, based in Golden, Colorado, was formed in 1979. The Company has a history of precious metals exploration success and can claim a number of significant discoveries. Canyon currently owns the Briggs Mine in California and is currently evaluating the re-start of that operation. Canyon is also evaluating the potential development of the Reward Gold Project in Nevada.
(See Table on Page 3)

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, among others, feasibility studies for the Briggs and Reward projects and non-cyanide recovery test work, mineralized material estimates, potential residual production levels, future expenditures, cash requirement predictions, the ability to finance continuing operations and the potential reopening of the Briggs Mine. Factors that could cause actual results to differ materially from these forward-looking statements include, among others: the volatility of gold prices; the speculative nature of mineral exploration; uncertainty of estimates of mineralized material and gold deposits; compliance with environmental and government regulations; the potential un-availability of financing on acceptable terms or the inability to obtain additional financing through capital markets, joint ventures, or other arrangements in the future; the outcome of the McDonald and Kendall Mine litigation as well as other possible judicial proceedings; economic and market conditions; unanticipated grade, geological, metallurgical, processing or other problems; operational risks of mining, development and exploration and force majeure events; and other risk factors as described from time to time in the Company’s filings with the Securities and Exchange Commission. Many of these factors are beyond the Company’s ability to control or predict. The Company disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events, or otherwise.

FOR FURTHER INFORMATION, CONTACT:
James Hesketh, President & CEO	or	Valerie Kimball, Investor Relations
(303) 278-8464		(303) 278-8464

Canyon Resources Corporation & Subsidiaries
Summarized Financial and Production Information
(Unaudited)

BALANCE SHEET	September 30, 2005	December 31, 2004

Assets
Current assets	$4,905,900	$7,741,900
Noncurrent assets	8,127,700	17,873,100

Total assets	$13,033,600	$25,615,000

Liabilities and Stockholders’ Equity
Current liabilities	$2,435,600	$5,279,800
Notes payable – long term	825,000	—
Other noncurrent liabilities	2,950,200	4,231,200
Stockholders’ equity	6,822,800	16,104,000

Total liabilities and stockholders’ equity	$13,033,600	$25,615,000

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
STATEMENT OF OPERATIONS
Revenue	$914,200	$2,279,900	$3,053,600	$9,843,800
Cost of sales	638,800	2,305,700	2,606,800	8,748,600
Depreciation, depletion & amortization	198,000	1,149,400	1,812,600	4,677,700
Selling, general & administrative	401,700	2,350,500	1,635,200	4,816,900
Exploration and development costs	286,500	99,800	1,176,400	394,300
Impairment of mineral claims and leases	—	—	9,242,100	—
Accretion expense	33,400	43,300	100,400	129,900
Asset retirement obligation	—	—	—	935,200
Debenture conversion expense	—	—	448,200	—
Gain (loss) on asset disposals	—	230,000	(2,700)	229,200
Other income (expenses), net	32,800	(29,500)	74,400	(117,900)

Net loss	($611,400)	($3,468,300)	($13,896,400)	($9,747,500)

Net loss per share	($0.02)	($0.12)	($0.42)	($0.35)

Weighted average shares outstanding	34,542,100	28,557,500	33,122,600	27,640,400

CASH FLOW
Cash & cash equivalents, beginning of period	$5,086,000	$9,098,600	$4,638,300	$4,139,800
Net cash used in operating activities	(839,100)	(2,724,700)	(2,524,000)	(4,678,600)
Net cash provided by (used in) investing activities	(128,100)	353,500	(164,400)	(28,500)
Issuance of common stock	6,600	1,392,800	3,107,500	9,733,800
Payments on debt & other obligations	(4,200)	(6,800)	(936,200)	(1,053,100)

Cash & cash equivalents, end of period	$4,121,200	$8,113,400	$4,121,200	$8,113,400

PRODUCTION & SALES DATA
Gold production (oz)	2,175	5,234	7,143	25,467
Gold sales (oz)	2,048	5,670	7,020	25,015
Per ounce amounts:
- Average realized price	$446	$402	$435	$394
- Average market price (COMEX)	$440	$402	$432	$401